EXHIBIT 10.15

Raymond James Letter Agreement

March 1, 2011

GlenRose Instruments Inc.
45 First Avenue
Waltham, MA 02451

Attention:  Arvin H. Smith

Gentlemen:

It is our understanding that GlenRose Instruments Inc. (the “Company”) desires to retain the services of Raymond James & Associates, Inc. (“Raymond James”), to act as its sole, external investment banking advisor in helping the Company evaluate strategic alternatives, including the possible sale of all or a material portion of the assets or securities of the Company to, or merger of the Company with, various third parties (each, a “Transaction”).  For avoidance of doubt, the sale of the Albuquerque, New Mexico property shall not be considered a Transaction.  This letter agreement (the “Agreement”) is intended to serve as our agreement to provide the services outlined herein, to the extent requested by the Company.

I.	Financial Advisory Services

As sole, external investment banking advisor, Raymond James will provide the following services to the extent requested by the Company:

(a)	Assist the Company in the identification and evaluation of Transaction alternatives and strategies, including prospective parties to a Transaction (“Prospects”)

(b)	Assist the Company in the dissemination of descriptive information regarding the Company to Prospects;

(c)	Assist the Company in negotiating with Prospects and in evaluating and qualifying competing offers, including the valuation of any securities or other assets offered as part of a Transaction; and

(d)	Assist the Company and its counsel in negotiating certain agreements ancillary to a Transaction to the extent requested by the Company.

Raymond James agrees that it will report to the Company on its activities on the Company’s behalf no less frequently than weekly.

II.	Fees

In consideration of Raymond James’ agreement to provide the services as described in Section I, the Company agrees to compensate Raymond James as follows and as set forth in Section III:

(a)
Reimbursement - The Company agrees to reimburse Raymond James, within thirty (30) days of receipt of an invoice thereof, for reasonable out-of-pocket expenses (including legal fees) incurred by Raymond James in connection with this engagement or Agreement, provided however that in no event shall such fees and expenses exceed $15,000 without the prior written consent of the Company.  The Company reserves the right to review an itemized listing of all such expenses and fees.

(b)
Transaction Fee - At the closing of any Transaction (other than an ESOP Transaction as defined below), Raymond James will be paid a cash fee (the “Transaction Fee”) equal to 3.5% of any “Consideration” (as hereinafter defined) paid or received at the closing of the Transaction up to  $15 million, plus 5.0% of any Consideration above $15 million.  The Financial Advisory Fee applicable to any escrowed portion of the Consideration or any payments made by the purchaser pursuant to an “earn-out” or other deferred payment provision will be paid at the time such amounts, if any, are paid to the company or its shareholders in connection with the Transaction.  Notwithstanding the foregoing, the minimum Transaction Fee payable to Raymond James shall be $500,000

(c)
Financial Advisory Fee - The Company agrees to pay Raymond James a cash fee equal to $100,000, payable within 30 days of receipt of a Minimum Definitive Offer.  A Minimum Definitive Offer shall be a definitive offer (which may be subject to additional due diligence and execution of definitive agreements) from a commercially credible purchaser that is made at a price of $4.00 per share in cash or greater and which contains normal conditions precedent to closing. In addition, a Financial Advisory Fee will be payable if this engagement is terminated or the transaction process is voluntarily halted by the Company prior to the receipt of a Definitive Offer and an ESOP Transaction is consummated within 4 months of the termination or halt. The Financial Advisory Fee will be credited against any Transaction Fee that may come due.

For purposes hereof, an “ESOP Transaction” shall mean the sale of all or substantially all of the assets or securities of the Company to an ESOP formed by employees and/or investors that are not identified or contacted by Raymond James in a transaction in which Raymond James does not provide advisory services.

For purposes hereof, “Consideration” shall mean the value of all cash, securities and other property or other assets paid by or received from the purchaser on or after the closing of a Transaction, including all debt (excluding capital leases) assumed by the purchaser, in connection with any Transaction, including, without limitation: (a) any distributions made to the Company or its shareholders in anticipation of the closing; (b) any employment or other contract enhancements or non-competition payments (other than ordinary and customary compensation in connection with bona fide employment agreements); (c) any payments in connection with any separate but related transaction or transactions affecting another business entity or any of its assets or securities (e.g., purchase or lease of any real estate or other assets, but in the case of a lease, Consideration shall include only sums in excess of current rentals paid to unrelated or unaffiliated third parties); and (d) any indebtedness for monies borrowed that is assumed by the purchaser. For purposes of determining Consideration, the value of any securities (whether debt or equity) shall be deemed to be the greater of: (i) the fair market value thereof as of the day the definitive agreement for a Transaction is executed by all parties; or (ii)  the average of the last reported sales prices of the securities on the twenty (20) consecutive business days prior to the consummation of the Transaction as reported on the principal exchange on which the security is listed, or, as the case may be, the NASDAQ National Market System; provided that the value of securities that are not freely tradable or have no established public market shall be the fair market value thereof as reasonably agreed-upon by the parties hereto.

In the event that a majority, but less than all, of the securities of the Company are sold in the Transaction (other than an ESOP Transaction), consideration shall include, and the fee shall be calculated based upon the total implied value of the Transaction as if all the securities had been acquired or sold.

III.	Term

The initial term of this Agreement shall be for a period of 9 months from the date of this Agreement (the “Initial Term”), provided that either party may terminate this Agreement, except for the Surviving Provisions (as hereinafter defined) (the “Early Termination”) by giving the other party at least thirty (30) days’ prior written notice of such Early Termination.  Unless terminated by an Early Termination, after the expiration of the Initial Term, the term of this Agreement shall automatically renew on a month to month basis thereafter; provided, however, after the expiration of the Initial Term, except for the Surviving Provisions (as hereinafter defined), this Agreement may be terminated by either party upon thirty (30) days’ written notice to the other party.  Notwithstanding any termination or expiration of this Agreement:  (a) Sections II (but only to the extent that such compensation is payable to Raymond James pursuant to the Surviving Provisions), IV and V, and Addendum A shall survive any termination or expiration of this Agreement along with any other provisions which expressly or by implication survive termination or expiration (collectively the “Surviving Provisions”); and (b) Raymond James shall be compensated as outlined in Section II above if a Transaction is agreed upon or consummated within 6 months after any termination or expiration of this Agreement, and Raymond James shall be compensated as outlined in Section II above if a Transaction is agreed upon or consummated within 12 months after any termination with an “Identified Party”.  An Identified Party shall be a party any prospective party or Prospect identified during the term of this Agreement by Raymond James or the Company (an “Identified Prospect”).  The Company agrees to promptly notify Raymond James of the name of any prospective party or Prospect that contacts the Company or that the Company contacts during the term of this Agreement about a potential Transaction and agrees that any such party or Prospect shall be an Identified Prospect.  Within 30 days of the termination of this Agreement, Raymond James shall provide the Company with a list of all Identified Prospects.

IV.	Indemnification

In consideration of Raymond James signing this Agreement and agreeing to perform services pursuant hereto, the Company agrees to indemnify and hold harmless Raymond James and each of its directors, officers, agents, employees and controlling persons (within the meaning of the Securities Act of 1933, as amended) to the extent and as provided in Addendum A attached hereto and incorporated herein by reference.  The provisions of this Section IV and Addendum A shall survive any expiration or termination of this Agreement and shall be binding upon any successors or assigns of the Company.

V.	General Terms

(a)
The Company agrees that Raymond James shall have the right, subsequent to the closing of any Transaction, to place advertisements at its own cost in financial and other newspapers and journals describing its services hereunder.

(b)
This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(c)
The Company is a sophisticated business enterprise with competent internal financial advisors and legal counsel, and the Company has retained Raymond James for the limited purposes set forth in this Agreement.  The parties acknowledge and agree (i) that Raymond James has been engaged solely as an advisor to the Company and (ii) that the Company’s engagement of Raymond James is as an independent contractor and that their respective rights and obligations as set forth herein are contractual in nature.  Accordingly, the Company disclaims any intention to impose any fiduciary or agency obligations on Raymond James by virtue of the engagement contemplated by this Agreement, and Raymond James shall not be deemed to have any fiduciary or agency duties or obligations to any Prospects, other business entities or the Company, or their respective officers, directors, shareholders, affiliates or creditors, as a result of this Agreement or the services to be provided pursuant hereto.  The Company shall use reasonable commercial efforts to provide that any agreement documenting a Transaction as contemplated by this Agreement shall include provisions reasonably acceptable to Raymond James in which the other parties to the Transaction disclaim and disavow any reliance upon Raymond James in connection with the contemplated Transaction.  Any such agreement shall also contain language in a form reasonably acceptable to Raymond James which reflects that the other parties to the Transaction relied solely upon their own independent investigation and counsel before deciding to enter into the contemplated Transaction.

(d)
This Agreement may be executed in one or more counterparts, each of which shall be an original but all of which shall together constitute one instrument.  This Agreement may also be executed by signatures on facsimiles hereof.

(e)
All claims arising out of the interpretation, application or enforcement of this Agreement, including, without limitation, any breach hereof, shall be settled by final and binding arbitration in St. Petersburg, Florida in accordance with the commercial rules then prevailing of the American Arbitration Association by a panel of three (3) arbitrators appointed by the American Arbitration Association.  The decision of the arbitrators shall be binding on Raymond James and the Company and may be entered and enforced in any court of competent jurisdiction by either party.  The arbitration shall be pursued and brought to conclusion as rapidly as is possible.  Each of Raymond James and the Company waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of the engagement of Raymond James pursuant to, or the performance by Raymond James of, the services contemplated by this Agreement.

(f)
This Agreement and Addendum A constitute the entire agreement and understanding between Raymond James and the Company regarding the subject matter hereof and supersede any and all prior, contrary agreements and understandings, whether oral or written, relating to the subject matter hereof.  This Agreement cannot be modified or changed nor can any of its provisions be waived, except by a writing signed by all parties.

(g)
In conjunction with the engagement outlined herein, the Company agrees to provide the necessary assistance and information required at all steps and to have management reasonably available as may be required by Raymond James.  In connection with Raymond James’ services, the Company will furnish to Raymond James such information and data relating to the Company as Raymond James may reasonably request.  The Company recognizes and confirms that Raymond James, in the performance of its services hereunder:  (i) may rely upon such information received from the Company, its advisors or Prospects, without independent verification by Raymond James; and (ii) does not assume responsibility for the accuracy or completeness of such information received from the Company, its advisors or Prospects whether or not Raymond James makes an independent verification thereof.

(h)
In connection with this Agreement, the term “Confidential Information” means confidential business or technical information or data of Company that is competitively and commercially valuable to Company and not generally known, or available by legal means, to the competitors of Company or (ii) materially nonpublic information about the Company, which, in either case, is somehow clearly marked or identified in writing as being Confidential Information.  Raymond James agrees that during the term of this Agreement, unless the Company has consented, or unless required by law, a court or agency of the government, Raymond James will not reveal or disclose any such Confidential Information to any third party, except to utilize such Confidential Information in a manner consistent with customary industry practices in connection with the provision of services under this Agreement.  Following the termination of this Agreement and this engagement, all such non-public Confidential Information in Raymond James’ possession will be promptly returned to the Company at the Company’s written request.

Neither the previous paragraph nor any restriction, non-disclosure or use limitation or other obligation contained in this Agreement shall apply to any information, data or item of any kind which is: (i) in the public domain, through no action of Raymond James; (ii) already known by Raymond James; (iii) disclosed to Raymond James by any person or entity not known by Raymond James to be under an obligation of confidentiality to Company; or (iv) independently developed or derived by Raymond James.

(i)
Neither the Company nor Raymond James may publish, refer to, describe or characterize the engagement contemplated hereunder, or the advice provided to the Company by Raymond James, without the prior written approval of the other party in each instance.

(j)
The services provided by Raymond James hereunder are solely for the benefit of the Company and are not intended to confer any rights upon any persons or entities not a party hereto (including, without limitation, security holders, employees or creditors of the Company) as against Raymond James or its affiliates or their respective directors, officers, agents and employees.

If this Agreement conforms to your understanding of the terms of our engagement, please sign and return to us the enclosed duplicate hereof.

Very truly yours,

RAYMOND JAMES & ASSOCIATES, INC.

By:	/s/ Robert A. Lockwood
Managing Director

AGREED AND ACCEPTED:

GLENROSE INSTRUMENTS INC.

By:	/s/ Arvin H. Smith
Chief Executive Officer

Attachment

ADDENDUM A

Pursuant to the foregoing letter dated March 1, 2011 (the “Agreement”), GlenRose Instruments Inc.  (the “Company”) agrees to indemnify and hold harmless Raymond James & Associates, Inc. and Raymond James Financial, Inc. (collectively, “Raymond James”), together with their respective officers, directors, shareholders, employees and agents, and each person, if any, who controls Raymond James and any of its affiliates within the meaning of the Securities Act of 1933 or the Securities Exchange Act of 1934 (all of the foregoing are referred to collectively as “Indemnified Parties” and individually as an “Indemnified Party”), from any and all losses, suits, actions, judgments, penalties, fines, costs, damages, liabilities or claims of any kind or nature, whether joint or several, (including, without limitation, any legal or any other expenses as they are incurred by an Indemnified Party in connection with the preparation for or defense of any action, claim or proceeding, whether or not resulting in any liability) (all of the foregoing being collectively defined as the “Indemnified Claims”) to which such Indemnified Party may become subject or liable or which may be incurred by or assessed against any Indemnified Party under any statute, common law, contract or otherwise, relating to or arising out of any of:  (a) any actions or omissions of the Company or anyone acting on the Company’s behalf, including its employees, officers, advisors, directors and agents; (b) the Agreement or the services to be performed pursuant to the Agreement; (c) any securities, tax, corporate, or other filings of the Company; or (d) any transactions referred to in the Agreement or any transactions arising out of the transactions contemplated by the Agreement; provided, however, that the Company shall not be liable to an Indemnified Party in any such case solely to the extent that any such Indemnified Claim is found, in a final, unappealable judgment by a court of competent jurisdiction, to have  resulted solely and exclusively and as a direct and proximate cause from said Indemnified Party’s willful misconduct or gross negligence in the performance of their duties on behalf of Raymond James.  Promptly after receipt by an Indemnified Party of notice of the occurrence of an Indemnified Claim, or any claim or the commencement of any action or proceeding in respect of which indemnity may be sought against the Company, such Indemnified Party will notify the Company in writing of the commencement thereof or of such Indemnified Claim, and the Company shall immediately assume the full defense thereof (including the employment of counsel satisfactory to the Indemnified Party and the payment of the fees and expenses of such counsel).  Notwithstanding the preceding sentence, the Indemnified Party will be entitled to employ its own counsel in such circumstance if the Indemnified Party is advised in a written opinion of counsel that a conflict of interest exists which makes representation by counsel chosen by the Company not advisable.  In such event, the reasonable fees and disbursements of such separate counsel will be paid by the Company.

If for any reason (other than as specifically provided herein) the foregoing indemnity for an Indemnified Claim is unavailable to an Indemnified Party or insufficient to fully hold any Indemnified Party harmless, then the Company shall contribute to the amount paid or payable by such Indemnified Party as a result of such Indemnified Claim in such proportion as is appropriate to reflect the relative benefits received by and fault of the Company on the one hand, and the relative benefits received by and fault of the Indemnified Party on the other hand, as well as any relevant equitable considerations.  Notwithstanding any provisions herein to the contrary, the aggregate contribution of all of the Indemnified Parties for all Indemnified Claims shall not exceed the amount of fees actually received by Raymond James pursuant to the Agreement.  It is hereby further agreed that the relative fault of the Company on the one hand and an Indemnified Party on the other hand with respect to the transactions shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or incorrect opinion or conclusion or the omission or alleged omission to state a material fact related to information supplied by the Company on the one hand or by the Indemnified Party on the other hand, as well as the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement, opinion, conclusion or omission.  No Indemnified Party shall have any liability to the Company or any other person in connection with the services rendered pursuant to this Agreement except for any liability for losses, claims, damages or liabilities finally judicially determined to have resulted solely and exclusively from actions taken or omitted to be taken as a direct result of such Indemnified Party’s gross negligence or willful misconduct.  The indemnity, contribution and expense reimbursement agreements and obligations set forth herein shall be in addition to any other rights, remedies or indemnification which any Indemnified Party may have or be entitled to at common law or otherwise, and shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Indemnified Party.  In addition, the Company shall offer such indemnification and expense advance and reimbursement as it may be permitted to offer or extend pursuant to its Bylaws, Charter, Articles of Incorporation, or insurance.  The Company further agrees that the indemnification and expense advance and reimbursement obligations set forth herein, shall apply whether or not Raymond James or any other Indemnified Party is a formal party in any such Indemnified Claim.  The Company will not be permitted to settle any Indemnified Claim without the prior consent of Raymond James or any Indemnified Party involved therein if any admission of wrong doing, negligence or improper activity of any kind of Raymond James or such Indemnified Party is a part of such settlement.  The Company shall not, without the prior written consent of an Indemnified Party, effect any settlement of any pending or threatened action, suit or proceeding in respect of which an Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such action, suit or proceeding.